EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-11 of our reports dated October 1, 2010 relating to the balance sheet of Preferred Apartment Communities, Inc. (a development stage corporation) and to the combined statements of revenue and certain expenses of Acquired Properties, which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Atlanta, Georgia
October 1, 2010